Exhibit 99.1
Pioneer Southwest Energy Partners L.P. Announces Pricing of Common Unit Offering
DALLAS—(BUSINESS WIRE)— Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest” or “the Partnership”) (NYSE:PSE) today announced that it has priced a public offering of 2,700,000 common units representing limited partner interests at a price to the public of $20.74 per unit. Net proceeds from the offering, which are estimated to be $53 million, will be used by Pioneer Southwest to repay amounts outstanding under its revolving credit facility. The offering is scheduled to close November 16, 2009. Pioneer Southwest also granted the underwriters a 30-day option to purchase up to an aggregate of 405,000 additional common units.
UBS Investment Bank, Citi, BofA Merrill Lynch and Wells Fargo Securities are acting as joint book-running managers and J.P. Morgan and RBC Capital Markets are acting as co-managers. A copy of the prospectus supplement and prospectus relating to the offering may be obtained from the following addresses:

UBS
Investment
Bank	Citi	BofA Merrill Lynch	Wells Fargo Securities
Attn: Prospectus Dept.	Attn: Prospectus Dept.	Attn: Preliminary Prospectus Dept.	Attn: Equity Syndicate Dept.
299 Park Avenue	Brooklyn Army Terminal	4 World Financial Center	375 Park Avenue
New York, NY 10171	140 58th Street, 8th Floor	New York, NY 10080	New York, NY 10152
Telephone:
888-827-7275	Brooklyn, NY 11220	Prospectus_Requests@ml.com	equity.syndicate@wachovia.com
	batprospectusdept@citi.com		Telephone: 800-326-5897
Telephone: 800-831-9146
You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering will be made pursuant to an effective shelf registration statement and prospectus filed by Pioneer Southwest with the SEC.
Pioneer Southwest is a Delaware limited partnership headquartered in Dallas. Pioneer Natural Resources formed Pioneer Southwest to own and acquire oil and gas assets in its area of operations. This area includes onshore Texas and eight counties in the southeast region of New Mexico. For more information, visit Pioneer Southwest’s website at www.pioneersouthwest.com.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Pioneer Southwest, and a variety of risks that could cause results to differ materially from those expected by management of Pioneer Southwest. These and other risks are described in Pioneer Southwest’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission. Pioneer Southwest undertakes no duty to publicly update these statements except as required by law.
Contacts
Pioneer Southwest Energy Partners L.P.
Investors
Frank Hopkins, 972-969-4065
or
Nolan Badders, 972-969-3955
or
Media and Public Affairs
Susan Spratlen, 972-969-4018
or
Suzanne Hicks, 972-969-4020
Source: Pioneer Southwest Energy Partners L.P.